Exhibit 10.20

ABRI SPAC I, INC.

9663 Santa Monica Blvd., No. 1091

Los Angeles, CA 90210

January [●], 2022

Abri Ventures I, LLC

9663 Santa Monica Blvd., No. 1091

Los Angeles, CA 90210

Apifiny Group, Inc.

1675 Broadway, FL 35

New York, NY 10019

Ladies and Gentlemen:

Reference is made to that certain Merger Agreement dated January 27, 2022 (the “Merger Agreement”) among Apifiny Group, Inc. (“Apifiny”), Abri SPAC I, Inc. (“Parent”), Abri Merger Sub, Inc. (“Abri Sub”) and Erez Simha, as securityholder representative, pursuant to which, Abri Sub will merge with and into Apifiny, after which Apifiny will be the surviving company and a wholly-owned subsidiary of Parent (the “Merger”) and Parent shall change its name to “Apifiny Group, Inc.”.

Pursuant to (a) a prospectus dated August 9, 2021 (the “Prospectus”) with respect to an initial public offering of Parent’s securities, Parent issued (i) 5,750,000 warrants (the “Public Warrants”) and (ii) an option for the holder of such option to purchase, among other securities, up to 345,000 warrants (the “Option Warrants”); and (b) a concurrent private placement conducted pursuant to a Private Units Purchase Agreement dated August 9, 2021, between Parent and Abri Ventures I, LLC (the “Sponsor”), Parent issued 294,598 warrants (the “Private Warrants” and together with the Public Warrants and the Option Warrants, the “Warrants”). Subject to certain restrictions as more fully described in the Prospectus, each Warrant entitles the holder to purchase one share of Parent common stock, par value $0.0001 per share (the “Common Stock”) at a price of $11.50 per share (the “Warrant Exercise Price”).

In connection with the Merger, Parent, the Sponsor and Apifiny agree and covenant that Parent will split the proceeds of the Warrant Exercise Price received at any time by Parent resulting solely from the cash exercise of any Warrant as follows:

A.	20% of the Warrant Exercise Price received in cash by Parent shall be delivered to the Sponsor in cash or immediately available funds not later than five (5) days following Parent’s receipt of the cash exercise price of any Warrant;

B.	35% of the Warrant Exercise Price received in cash by Parent shall be made available to the Chief Executive Officer of Parent in cash or immediately available funds not later than five (5) days following Parent’s receipt of the cash exercise price of any Warrant and the Chief Executive Officer of Parent shall have the right to pay all or any portion of such amount received to the persons that managed or controlled Apifiny immediately prior to the consummation of the transaction contemplated by the Merger Agreement, in each case, such payments to be in such amounts and to such persons as the Chief Executive Officer of Parent shall determine in such officer’s sole discretion; and

C.	Parent shall keep 45% of the Warrant Exercise Price received in cash by Parent.

Parent, the Sponsor and Apifiny acknowledge that they have had an opportunity to consult with independent legal counsel regarding the legal effect of this letter agreement and transactions contemplated herein and each of them enters into this letter agreement freely and voluntarily.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its choice-of-law provisions. This letter agreement may be amended or terminated or any provision hereby waived only in writing. This letter agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement.

By signing below, each of Parent, the Sponsor and Apifiny and agrees to the transactions contemplated herein.

Very truly yours,

Jeffrey Tirman, CEO

Abri SPAC I, Inc.

Agreed and Acknowledged:

APIFINY GROUP, INC.

By:
Name:	Haohan Xu
Title:	Chief Executive Officer

Abri Ventures I, LLC

By:
Name:	Jeffrey Tirman
Title:	Authorized Person